Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”) and Bart C. Shuldman (“Executive”) (the Company and Executive are collectively, the “Parties”).

1.          (a)       Executive’s employment by the Company, whether pursuant to the Amended and Restated Employment Agreement dated December 14, 2022 (the “Employment Agreement”) or otherwise, has ended effective April 4, 2023 (the “Separation Date”). Executive shall be paid his salary through the Separation Date on the Company’s next regular payday. Executive will also be paid for 47.07 hours of accrued, unused vacation in accordance with Company policy.

(b)       Executive acknowledges and agrees that he has resigned from his position as the Chief Executive Officer of the Company and that he has resigned any other officer positions he may hold with the Company. Executive further acknowledges and agrees that he has resigned his Director position with the Company’s Board of Directors (the “Board”) and he has resigned any other positions or roles he may hold with respect to the Board. Executive agrees to execute such other documents as the Company or the Board shall reasonably determine to be necessary to effectuate this paragraph.

(c)       Executive’s regular coverage under the Company’s group health plan will terminate on April 30, 2023. Thereafter, Executive will be provided an opportunity to continue health coverage for himself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(d)       Notwithstanding any other provision of this Agreement, Executive will retain any rights that Executive has to vested benefits under the Company’s 401(k) Plan, subject to the terms and conditions of such plan. In addition, notwithstanding any other provision of this Agreement, the treatment of any outstanding options, restricted stock units and performance share units, whether vested or unvested, shall be subject to the terms and conditions of the applicable award and plan documents, including the Company’s Equity Incentive Plan, and Executive’s separation from the Company shall be deemed to be a termination without Cause with respect to such award and plan documents. Notwithstanding the foregoing, the Company agrees that you may exercise any vested stock options on or prior to the two-year anniversary of the Separation Date, after which time any such vested, unexercised stock options will expire. For the avoidance of doubt, all unvested options, restricted stock units and performance share units were forfeited.

(e)       Except as otherwise specifically set forth in this Agreement, after the Termination Date Executive shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to Executive during Executive’s employment at the Company. Executive acknowledges and agrees that the Company has paid to Executive all of his wages and that the Company owes Executive no wages, commissions, bonuses, vacation pay, employee benefits, or other compensation or payments of any kind or nature, other than as provided in this Agreement.

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2.          Provided Executive signs this Agreement on or within 21 days of receiving it, complies with its terms and does not revoke it pursuant to Section 11 below, the Company agrees to the following:

(a)       The Company will pay Executive, at Executive’s final base salary rate ($595,801 per year) for two (2) years. Such payments will be made to Executive in accordance with the Company’s regular payroll practices (and will be subject to withholdings and deductions), commencing in the payroll period following the Effective Date (as defined below). The first payment will include pay under this paragraph from the day after the Separation Date. In the event that Executive owes the Company any monies, Executive authorizes the Company to offset any such amounts from the payments set forth in this paragraph; and

(b)        If Executive timely elects to continue his group health insurance pursuant to COBRA, the Company will reimburse Executive (on an after-tax basis) for all of Executive’s health insurance COBRA premiums for continuing his health care coverage and the coverage of his dependents who are covered as of the Separation Date, on a monthly basis, for eighteen (18) months, upon submission of documentation of the expense; provided, however, that the Company’s obligation under this Section 2(b) shall cease on the date Executive becomes eligible for coverage under another employer’s group health plan. Executive agrees to notify the Company if he becomes eligible for another employer’s group health plan within eighteen (18) months following the Separation Date; and

(c)       $115,079, paid in equal installments over a one-year period in accordance with the Company’s regular payroll practices (including withholdings and deductions), commencing in the payroll period following the Effective Date (as defined below), which represents a pro-rated bonus for 2023 based on an annual bonus target of $446,851 (75% of annual base salary). The first payment will include pay under this paragraph from the day after the Separation Date.

(d)       The Company shall pay for any SEC filings required to be filled by Executive as a result of his shareholdings in the Company, including, without limitation, any 13G filings, for up to two (2) years following the execution of this Agreement.

(e)       You will be permitted to retain your Company-issued laptop and mobile phone (but not the telephone number associated with the mobile phone), provided that you permit the Company to remove all Company files and data (which it may do remotely), and you will be responsible for all cell phone and data service costs, and any other costs, for such equipment after the Separation Date.

(f)       The Company shall reimburse Executive for the cost of the existing $1,000,000 life insurance policy through the end of that policy’s term, the year in which Executive reaches the age of 72; provided, however, that the reimbursements under this paragraph shall not exceed $50,000 in total.

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3.          (a)       As used in this Agreement, the term “Claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)       For and in consideration of the payments set forth in Section 2 above, and other good and valuable consideration, Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the Effective Date, does fully and forever release, remise and discharge the Company and its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims that Executive had, may have had, or now have against the Company or any other member of the Group, for or by reason of any matter, cause or thing whatsoever, including any Claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, including but not limited to Claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law regarding discrimination based on age, race, sex, national origin, religion, disability, sexual orientation or any other protected category. This release of Claims includes, but is not limited to, all Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Connecticut Family and Medical Leave Act, the Connecticut Fair Employment Practices Act, the Connecticut Whistleblower Law, the Connecticut Free Speech Law, the Connecticut Minimum Wage and Wage Payment laws, the Florida Civil Human Rights Act, all other federal, state and local labor, anti-discrimination and other laws and regulations and the common law. Notwithstanding the foregoing, the release in this Agreement does not extend to those rights that cannot be waived as a matter of law.

(c)       Executive specifically releases all claims against the Group under the Age Discrimination in Employment Act (the “ADEA”) relating to Executive’s employment with the Company and its termination.

(d)       Executive represents that he has not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits, and Executive covenant and agree that Executive will not file or permit to be filed any lawsuits at any time hereafter with respect to the Claims released pursuant to this Agreement (including, without limitation, any Claims relating to the termination of Executive’s employment), except to challenge the validity of the release of Executive’s rights under the ADEA. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. Notwithstanding the foregoing, Executive agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf based on Claims released in this Agreement. Except as otherwise provided in this paragraph, Executive will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that Executive could have raised against any member of the Group.

4.          Executive is specifically agreeing to the terms of this release because the Company has agreed to pay Executive money to which Executive was not otherwise entitled and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had against any of the Group and because of Executive’s execution of this Agreement.

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5.       Except as set forth in Section 2(e) with respect to Executive’s Company computer and phone, Executive represents and warrants that Executive has returned to the Company or destroyed (to the extent that the Company has copies) all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware and software, phones, credit cards, door and file keys, computer passwords, and other property that Executive received or prepared or helped prepare in connection with Executive’s employment with the Company, and that Executive has not retained any copies, duplicates, reproductions or excerpts thereof.

6.       Subject to Section 8 below, this Agreement does not amend, modify, waive or affect in any way the Company’s rights or Executive’s duties, obligations or restrictions under Section 3(d), 7, 8, 9, 10 (as limited by Section 11), 12, 20 or 21 of the Employment Agreement. In addition, this Agreement does not amend, modify, waive or affect in any way Section 13 of the Employment Agreement. In further consideration of this Agreement, such sections of the Employment Agreement are hereby incorporated by reference and Executive and the Company reaffirm their continuing obligation to abide by all such provisions referenced in this paragraph.

7.       Subject to Section 8 below, Executive agrees that he will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any other member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any other member of the Group with respect to such person’s employment with the Company or its affiliates. Executive will reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the Company. The Company will reimburse Executive for any reasonable, pre-approved, out-of-pocket expenses he incurs in connection with any such cooperation.

8.       Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit Executive from making truthful statements or disclosures (i) to the SEC, the EEOC, a state division of human rights, a local commission on human rights, any other government or regulatory agency, law enforcement, an attorney retained by Executive, or a court of competent jurisdiction, (ii) as required by subpoena or other lawful process, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement, or (iv) as otherwise required or protected by applicable law. In addition, for the avoidance of doubt, nothing in this Agreement shall have the purpose or effect of requiring Executive to conceal details relating to a claim of discrimination, retaliation or harassment. Notwithstanding any restrictions set forth in this Agreement, Executive understands that Executive is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, a government agency, nor is Executive obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, however, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. Employee further understands that disclosures permitted by this paragraph do not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

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9.       The Company shall be entitled to have the provisions of Section 5, 6, 7, and 8 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, Executive understands and agrees that if Executive breaches any provisions of this Agreement, including but not limited to commencing, joining in or in any other manner attempting to assert any claim released herein, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payment to Executive under Section 2 above and may recover any payment made to Executive under Section 2 above (except for $100), and shall be reimbursed by Executive for all reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this Section 9 shall not apply to any challenge to the validity of the waiver and release of Executive’s rights under the ADEA. In the event that Executive challenges the validity of the waiver and release of Executive’s rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by Executive in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of Executive’s obligations under this Agreement, including without limitation, the release of Claims in Section 3 above. Executive further agrees that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

10.       Executive acknowledges that Executive has read this Agreement in its entirety, fully understands its meaning and are executing this Agreement voluntarily and of Executive’s own free will with full knowledge of its significance. Executive acknowledges and warrants that he has had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement and that Executive has been advised by the Company to consult with an attorney prior to executing this Agreement. Executive agrees that any changes to the Agreement from the time it was offered to Executive, whether material or immaterial, do not restart the running of the 21-day period. Executive may execute this Agreement prior to the conclusion of the 21-day period, and if he elects to do so, Executive acknowledge that he has done so voluntarily. If Executive does not accept this Agreement as set forth above, this Agreement (including any obligations of the Company to provide the consideration referred to above) shall be deemed null and void.

11.       Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice of such revocation to the Chairperson of the Compensation Committee of the Board of Directors. This Agreement shall not become effective until the eighth day following the Company’s receipt of Executive’s executed Agreement (the “Effective Date”). If Executive does not accept this Agreement as set forth above, or if Executive revokes it in accordance with this paragraph, this Agreement (including any obligations of the Company to provide the consideration referred to above) shall be deemed null and void.

12.       In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

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13.       Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any other member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

14.       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and electronic copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

15.       The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of Connecticut. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of Connecticut. The Parties hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The Parties further waive their rights to a jury trial and understand any dispute will be tried by a judge.

16.       Except as set forth above, the terms contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, with the exception of any agreements concerning confidentiality, trade secrets, nonsolicitation, nonservicing, noncompetition or other post-employment restrictions, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. Executive represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing and signed by both Parties.

Agreed to and Accepted by:

TransAct Technologies Incorporated

Signed:	/s/ Emanuel P.N. Hilario	/s/ Bart C. Shuldman	04/20/2023
		Bart C. Shuldman	Date
Print Name:	Emanuel P.N. Hilario

Title:	Director

Date:	04/20/2023

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